UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21,  2015
V MEDIA CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	000-53027	33-0944402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Dalian Vastitude Media Group
8th Floor, Golden Name Commercial Tower
68 Renmin Road, Zhongshan District
Dalian, P.R. China, 116001
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: 86-0411-8272-8168
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01   Changes in Control of Registrant.
On April 21, 2015, V Media Corporation ("V Media") was informed by Guojun Wang, its Chairman and Chief Executive Officer, and Ming Ma, its President and Director, representing certain other stockholders (collectively, the "Contributing Stockholders") that they have entered into a contribution agreement (the "Contribution Agreement") with The Eastern Jin Kai International Limited ("Eastern Jin Kai"), V Media Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Eastern Jin Kai ("Merger Sub").  Pursuant to the Contribution Agreement, on April 21, 2015, (i) the Contributing Stockholders contributed their 90.63% of the shares of Common Stock, $0.0001 par value per share, of V Media (the "Common Stock") to Eastern Jin Kai in exchange for 25,005,533 ordinary shares of Eastern Jin Kai; (ii) Eastern Jin Kai contributed all of the shares of Common Stock contributed to it by the Contributing Stockholders to Merger Sub in exchange for one (1) share of Common Stock of Merger Sub.  These transactions will result in Merger Sub acquiring 90.63% of the total issued and outstanding shares of Common Stock of V Media and Merger Sub intends to complete a "short-form" merger with V Media pursuant to Section 253 of the General Corporation Law of the State of Delaware by filing a certificate of ownership and merger with the Secretary of State of the State of Delaware.
Once the merger is complete, V Media will become a wholly owned subsidiary of Eastern Jin Kai, will cease to be a publicly reporting company, and its Common Stock will no longer be quoted on the OTC Bulletin Board.  After the merger, V Media understands that its public stockholders of V Media shall receive $0.60 per share upon proper submission of their certificates per instructions that will be delivered to those stockholders.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibits
99.1   Press Release, dated April 21, 2015, issued by V Media Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
V Media Corporation

April 21, 2015	By:	/s/ Guojun Wang
Name: Guojun Wang
Title: Chairman and Chief Executive Officer